Exhibit 5.1

[Letterhead of Steven J. Helmers]

July 15, 2010

Black Hills Corporation

625 Ninth Street

Rapid City, South Dakota 57701

Re: Black Hills Corporation

Registration Statement on Form S-3

File No. 333-150669 (the “Registration Statement”)

Gentlemen:

I am General Counsel of Black Hills Corporation, a South Dakota corporation (the “Company”), and I have acted as counsel for the Company in connection with the Registration Statement and with respect to the issuance and sale by the Company of $200 million aggregate principal amount of 5.875% Notes due 2020 (the “Securities”) offered pursuant to that certain Prospectus Supplement dated July 13, 2010 (the “Prospectus Supplement”) and the accompanying Prospectus dated October 22, 2009. The Securities are to be issued under an Indenture, dated as of May 21, 2003, by and between the Company and Wells Fargo Bank, National Association, as successor Trustee (the “Trustee”), as supplemented by a First Supplemental Indenture dated as of May 21, 2003, between the Company and the Trustee, a Second Supplemental Indenture dated as of May 14, 2009, between the Company and the Trustee, and a Third Supplemental Indenture to be dated as of July 16, 2010, between the Company and the Trustee (collectively, the “Indenture”).

In reaching the conclusions expressed in this opinion, I, or persons responsible to me, have examined (i) the Company’s restated articles of incorporation and amended and restated bylaws dated January 28, 2010, (ii) the Registration Statement, and (iii) the Indenture. In addition, I have (a) examined such certificates of public officials and of corporate officers and directors and such other documents and matters as I, or persons responsible to me, have deemed necessary or appropriate, (b) relied upon the accuracy of facts and information set forth in all such documents, and (c) assumed the genuineness of all signatures, the authenticity of all documents submitted to me, or persons responsible to me, as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals from which all such copies were made.

Based on the foregoing and subject to the qualifications and limitations stated herein, I am of the opinion that the Securities have been duly authorized and, when issued, delivered and paid for in accordance with the terms and conditions of that certain Underwriting Agreement dated July 13, 2010 (the “Underwriting Agreement”) by and among the Company and the Representatives (as defined in the Underwriting

Agreement), will be legally issued and constitute valid and binding obligations of the Company, enforceable in accordance with their terms.

My opinion set forth above is subject to the effects of bankruptcy, insolvency, reorganization, fraudulent transfer or conveyance, moratorium or other similar laws now or hereinafter in effect relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

I am a member of the bar of the State of South Dakota. My opinion expressed above is limited to the laws of the States of South Dakota and New York and the federal law of the United States of America, and I do not express any opinion herein concerning the laws of any other jurisdiction. The Indenture provides that it is governed by the laws of the State of New York. To the extent that the opinion expressed herein relates to matters governed by the laws of the State of New York, I have relied, with their permission, as to all matters of New York law, on the opinion of Conner & Winters, LLP dated July 15, 2010, which is filed as Exhibit 5.2 to the Registration Statement, and my opinion is subject to the exceptions, qualifications and assumptions contained in such opinion.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me in the Prospectus Supplement constituting a part of the Registration Statement under the caption “Legal Opinions.” In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

/s/ Steven J. Helmers

Steven J. Helmers, General Counsel
of Black Hills Corporation